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                                                                    EXHIBIT 23.2
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                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Applied Imaging Corp.:

We consent to incorporation by reference in the registration statement dated June 26, 1998 on Form S-8 of Applied Imaging Corp. of our report dated February 8, 1998, relating to the consolidated balance sheets of Applied Imaging Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Applied Imaging Corp.

                                        /s/ KPMG Peat Marwick LLP

Mountain View, California
June 26, 1998